United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDIGO-ENERGY, INC.
(Name of small business in its charter)

Nevada	002-75313	84-0871427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D No.)

701 N. Green Valley Pkwy., Suite 200,
Henderson, Nevada 89074
(702) 990-3387
(Name, address, Including Zip Code and Telephone Number,
Including Area Code of Registrant)

2007 Stock Option Plan of Indigo-Energy, Inc.
(Full Title of Plan)

Arthur S. Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022-6018
(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION
FEE(1)TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock $0.001 par value	24,750,000(2) shares	$0.35 per share	$8,662,500	$340.44
Common Stock $0.001 par value	15,250,000(3) Shares	$0.35 per share	$5,337,500	$209.76
(1)
The securities of the Issuer are presently listed for trading on OTCBB under the symbol “IDGG.OB”. The proposed maximum offering price per share is determined based on the average of the bid price ($0.34) and ask price ($0.36) of the Company's common stock on May 2, 2008, calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(2)	Represents 24,750,000 shares of common stock underlying stock options previously granted to under the 2007 Stock Option Plan.
(3)	Represents shares of common stock underlying stock options available for future grants under the 2007 Stock Option Plan.

EXPLANATORY STATEMENT
This registration statement on Form S-8 registers 40,000,000 shares of Common Stock of Indigo-Energy, Inc., $0.001 par value per share, for issuance upon exercise of options granted or to be granted under the 2007 Stock Option Plan of Indigo-Energy, Inc.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION1.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Indigo-Energy, Inc., 701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada 89074, Tel. No. (702) 990-3387 , Attn: Stan Teeple.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's fiscal year ended December 31, 2007 filed with the Commission on April 15, 2008;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act which have been filed by the Registrant since the end of the fiscal year ended December 31, 2007;

(c) A description of the Registrant’s securities contained in the Registration Statement on Form SB-2 filed with the Commission on January 24, 2008, filed by the Registrant to register the Common Stock under the Securities Act, including the Form S-1/A filed with the Commission on May 5, 2008 and all other amendments filed for the purpose of updating such Common Stock description.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
____________________
1 The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Gersten Savage LLP has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully paid and non-assessable status of the securities covered by this Registration Statement. Gersten Savage LLP currently represents the Company with its corporate securities and general legal matters and its designees are receiving certain shares indicated herein which are being registered by this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henderson, Nevada, on May 5, 2008.

Indigo-Energy, Inc.

By: /s/ Steven P. Durdin
Name: Steven P. Durdin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanley L. Teeple	Director & Chief Financial Officer	May 5, 2008
Stanley L. Teeple

/s/ Stacey Yonkus	Director	May 5, 2008
Stacey Yonkus

/s/ James Walter, Sr.	Director	May 5, 2008
James Walter, Sr.

/s/ Everett Miller	Director	May 5, 2008
Everett Miller

/s/ Hercules Pappas	Director	May 5, 2008
Hercules Pappas

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	2007 Stock Option Plan of Indigo-Energy, Inc.

4.2	Form of Stock Option Agreement

5.1	Opinion of Gersten Savage LLP.

23.1	Consent of L J Soldinger Associates LLC.

23.2	Consent of Gersten, Savage LLP (incorporated by reference to Exhibit 5.1).